Exhibit 99.1

Cerecor Acquires TRx Pharmaceuticals

Addition of commercial franchise signals strategic shift toward pediatric healthcare

Revenue stream to drive development of early-stage orphan drug candidates

BALTIMORE, Nov. 17, 2017 — Cerecor Inc. (NASDAQ: CERC) and TRx Pharmaceuticals, LLC (TRx) today announced that the companies have entered into a purchase agreement in which Cerecor will acquire TRx, including subsidiary Zylera Pharmaceuticals, LLC and its franchise of commercial medications led by Poly-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable) and Tri-Vi-Flor® (multivitamin and fluoride supplement suspension/drops) and a merger agreement in which Cerecor will acquire Zylera Pharma Corp. The transactions have been unanimously approved by the Cerecor Board of Directors and are expected to close today.

“The acquisition of TRx and its subsidiaries is a pivotal move in our strategic shift towards pediatric healthcare. Operationally, we believe the transaction adds a highly-effective commercial unit that will drive a solid revenue stream to help us advance our pipeline of drug candidates for rare neurologic diseases,” said Steven Boyd, majority shareholder and Cerecor Board Member. “Following this and other recent transactions, we believe Cerecor is well-capitalized to acquire additional products with a near-term goal of becoming a self-sustained, integrated pharmaceutical company.”

“TRx is excited to be bring its expertise to Cerecor, which enables the company to have a built-out commercial operation with deep relationships in the pediatric space,” said Robert Moscato, co-founder and chief executive officer of TRx. “We look forward to contributing to the future success of Cerecor.”

Under the terms of the transactions, Cerecor will make an initial payment of $23 million for the purchase of TRx, of which $18.9 million will be in cash and the remaining $4.1 million in Cerecor common stock, and will pay $4 million for the acquisition of Zylera Pharma Corp, paid in Cerecor common stock. TRx shareholders will be eligible to receive up to an additional $7 million in contingent payments upon achievement of certain commercial and regulatory milestones. Torreya Partners advised TRx of the transaction. Prior to the acquisition, TRx was expected to achieve approximately $13 million in net sales for 2017.

In August 2017, Cerecor sold full worldwide rights to CERC-501 to Janssen Pharmaceuticals, Inc. in exchange for initial gross proceeds of $25 million, of which $3.75 million was deposited into a twelve-month escrow to secure certain indemnification obligations to Janssen, as well as a potential future $20 million regulatory milestone payment.

About Poly-Vi-Flor® and Tri-Vi-Flor®

Poly-Vi-Flor and Tri-Vi-Flor are vitamin and fluoride supplements used in infants and children to treat or prevent deficiency of essential vitamins and fluoride, often caused by poor diet or low levels of fluoride in drinking water and other sources. Poly-Vi-Flor and Tri-Vi-Flor are available in various formulations, including an oral suspension and chewable tablets.

Respective product labeling for Poly-Vi-Flor and Tri-Vi-Flor is available here and here.

About Cerecor

Cerecor is a biopharmaceutical company focused on developing innovative therapies that make a difference in the lives of patients. The Company’s pipeline is led by CERC-301, which Cerecor currently intends to explore as a novel treatment for orphan neurological indications. The Company is also developing two pre-clinical stage compounds, CERC-611 and CERC-406.

For more information about Cerecor, please visit www.cerecor.com.

About TRx Pharmaceuticals

TRx Pharmaceuticals is the parent company of Zylera Pharmaceuticals, LLC (Zylera).  Zylera is a specialty pharmaceutical company that develops, acquires, and commercializes prescription pharmaceutical products and dietary supplements and markets those products in the U.S.  Zylera has a diversified portfolio of products prescribed by pediatricians to treat an array of conditions.  The Company’s R&D efforts are supported by revenues from its franchise of commercial medications led by Poly-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable) and Tri-Vi-Flor® (multivitamin and fluoride supplement suspension/drops).

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as the receipt of the escrowed initial gross proceeds amount or the potential future regulatory milestone payment from Janssen, the development of product candidates or products, potential attributes and benefits of product candidates, the expansion of Cerecor’s drug portfolio, Cerecor’s ability to identify new indications for its current portfolio, and new product candidates that could be in-licensed and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For more information about the Company and its products, please visit www.cerecor.com.

For media and investor inquiries

Scott Santiamo

Russo Partners LLC

scott.santiamo@russopartnersllc.com

(718) 344-5843